DUNGANNON INTERNATIONAL, INC.
                          805-510 West Hastings Street
                       Vancouver, British Columbia V6B 1LB


March 24, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Dungannon International, Inc.
    Commission File Number 0-50673
    Form 8-K/A

Dear Sir:

In response to the Commission's request, Dungannon International, Inc. (the "Company") acknowledges the following regarding our company's filing of the Form 8-K/A:

     1) The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     2) Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing;

     3) The Company may not assert staff comments as a defense in any proceeding initiated by the Commssion or any persons under the federal securities laws of the United States.


                                    DUNGANNON INTERNATIONAL, INC.

                                    By: /s/ Gary Ciccozzi
                                       --------------------------------------
                                    Name:  Gary Ciccozzi
                                    Title: President